Exhibit 18.1

June 6, 2013

Board of Directors

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, TX  77023

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to Mattress Firm Holding Corp.’s (the “Company”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.

As stated in Note 1 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2013, the Company is changing its accounting for inventory costing from First-In, First-Out (“FIFO”) under the legacy point-of-sale (“POS”) system to Weighted Average under the new POS system for markets as they are converted to its new ERP system. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it aligns the accounting principle with the functionality of the newly implemented ERP system.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to January 29, 2013. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,

/s/ GRANT THORNTON LLP